Exhibit 99.1

Contact:
Investor Relations    Media Relations
Greg Ketron    Samuel Wang
(203) 585-6291    (203) 585-2933
For Immediate Release: October 17, 2014

Synchrony Financial Reports Third Quarter Net Earnings of $548 Million or $0.70 Per Diluted Share
Stamford, CT – Synchrony Financial (NYSE: SYF) today announced third quarter 2014 net earnings of $548 million, or $0.70 per diluted share.

•	Total platform revenue up $202 million, or 9%, from the prior year to $2.5 billion

•	Loan receivables up $3.5 billion, or 7%, from the prior year to $56.8 billion

•	Purchase volume increased 11% from the prior year

•	Extended relationships with two of our largest partners: Lowe’s and QVC--including Lowe's, five largest programs extended to 2019 and beyond

•	Strong deposit growth continued, up $10.5 billion, or 48%, over the prior year

“The business delivered strong growth during the quarter, a testament to our ability to deepen and grow our partnerships,” said Margaret Keane, President and Chief Executive Officer of Synchrony Financial. “Several significant milestones were achieved, including a successful initial public offering of our common stock and inaugural debt offering. We also extended partnerships with two of our largest partners, launched our branding campaign, significantly grew direct deposits through our Optimizer+plus brand, furthered our efforts to leverage new technologies to enhance security with the launch of EMV enabled cards, and advanced our mobile payment capabilities, most notably through our recently announced agreement with Apple to include participating Dual Card programs in Apple Pay.”
“We are excited about the future of Synchrony Financial and our ability to build on an already strong foundation, while continuing to deliver value to our partners and consumers through innovative products and services,” concluded Ms. Keane.

Business and Financial Highlights for the Third Quarter of 2014
All comparisons below are for the third quarter of 2014 compared to the third quarter of 2013, unless otherwise noted.
Earnings

•	Net interest income, after retailer share arrangements (RSAs), increased $163 million, or 8%, to $2.2 billion, driven by strong loan receivables growth of 7%.

•	Total platform revenue increased $202 million, or 9%, to $2.5 billion.

•	Provision for loan losses increased $134 million due largely to growth in loan receivables.

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Other expense increased $153 million to $728 million; consistent with the Company's expectations. The expense increase was mainly attributed to: costs required to support growth and infrastructure build in preparation for separation from General Electric Company (GE).

•	Net earnings totaled $548 million for the quarter compared to $641 million in the prior-year quarter.
Balance Sheet

•	Period-end loan receivables growth remained strong at 7% driven by purchase volume and average active account growth.

•	The composition of loan receivables growth remained broad-based with strength exhibited across each sales platform.

•	Deposits grew to $32.7 billion, up $10.5 billion, or 48%, from one year ago, and now comprise 54% of funding sources compared to 47% one year ago.

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The Company’s balance sheet was strengthened considerably through capital and debt issuances completed during the quarter, including proceeds of nearly $3.0 billion from the initial public offering of common stock, and nearly $3.6 billion from the inaugural debt offering. These actions contributed to total liquidity (liquidity portfolio plus undrawn securitization capacity) increasing to $19.7 billion, or 27% of total assets, as of September 30, 2014.

Key Financial Metrics

•	Return on assets was 3.2% and return on equity was 26.8%.

•	Net interest margin declined 258 basis points to 17.11% primarily due to the impact from the significant increase in liquidity this quarter driven by the debt and equity issuances.

•	Consistent with the Company's expectations, the efficiency ratio increased to 31.9% mainly due to costs associated with supporting growth and building infrastructure for separation.

•	Tier 1 common equity ratio under Basel I increased to 15.1% this quarter primarily due to proceeds received from the initial public offering of common stock.

Credit Quality

•	Loans 30+ days past due as a percentage of period-end loan receivables improved 6 basis points to 4.26%.

•	Net charge-offs as a percentage of total average loan receivables, including held for sale, decreased 2 basis points to 4.05%.

•	The provision for loan losses totaled $675 million, an increase of $134 million from the prior-year quarter primarily driven by the strong growth in loan receivables.

•	The allowance for loan losses as a percentage of total period-end receivables remained relatively stable compared to the past two quarters of this year at 5.46%.

Sales Platforms

•	Retail Card platform revenue increased 10%, driven primarily by period-end loan receivables growth of 6%, with broad-based growth across partner programs.

•	Payment Solutions platform revenue increased 6% driven by period-end loan receivables growth of 7%, with broad-based growth across industry segments led by home furnishings, auto, and power equipment.

•	CareCredit platform revenue increased 8%, driven by higher yields and 6% period-end loan receivables growth, with growth led by dental and veterinary specialties.

Corresponding Financial Tables and Information
No representation is made that the information in this news release is complete. Investors are encouraged to review the foregoing summary and discussion of Synchrony Financial's earnings and financial condition in conjunction with the detailed financial tables and information that follow and the forthcoming Form 10-Q. The detailed financial tables and other information are also available on the Investor Relations page of the Company’s website at www.investors.synchronyfinancial.com. This information is also furnished in a Current Report on Form 8-K filed with the SEC today.
Conference Call and Webcast Information
On Friday, October 17, 2014, at 10:30 a.m. Eastern Time, Margaret Keane, President and Chief Executive Officer, and Brian Doubles, Executive Vice President and Chief Financial Officer, will host a conference call to review the financial results and outlook for certain business drivers. The conference call can be accessed via an audio webcast through the Investor Relations page of our website, www.investors.synchronyfinancial.com, under Events and Presentations. A replay will be available on the website or by dialing (888) 843-7419 (U.S. domestic) or (630) 652-3042 (international), passcode 32014, and can be accessed beginning approximately two hours after the event through October 31, 2014.
About Synchrony Financial
Formerly GE Capital Retail Finance, Synchrony Financial (NYSE: SYF) is one of the premier consumer financial services companies in the United States. Our roots in consumer finance trace back to 1932, and today we are the largest provider of private label credit cards in the United States based on purchase volume and receivables*. We provide a range of credit products through programs we have established with a diverse group of national and regional retailers, local merchants, manufacturers, buying groups, industry associations and healthcare service providers to help generate growth for our partners and offer financial flexibility to our customers. Through our partners’ more than 300,000 locations across the United States and Canada, and their websites and mobile applications, we offer our customers a variety of credit products to finance the purchase of goods and services. Our offerings include private label credit cards, promotional financing and installment lending, loyalty programs and Optimizer+plus branded FDIC-insured savings products through Synchrony Bank. More information can be found at www.synchronyfinancial.com and twitter.com/SYFNews.

*The Nilson Report (April 2014, Issue # 1039)
Cautionary Statement Regarding Forward-Looking Statements
This news release contains certain forward-looking statements as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are subject to the "safe harbor" created by those sections. Forward-looking statements may be identified by words such as “outlook,” “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “targets,” “estimates,” “will,” “should,” “may” or words of similar meaning, but these words are not the exclusive means of identifying forward-looking statements. Forward-looking statements are based on management’s current expectations and assumptions, and are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, actual results could differ materially from those indicated in these forward-looking statements. Factors that could cause actual results to differ materially include global political, economic, business, competitive, market, regulatory and other factors and risks, such as: the impact of macroeconomic conditions and whether industry trends we have identified develop as anticipated; retaining existing partners and attracting new partners, concentration of our platform revenue in a small number of Retail Card partners, promotion and support of our products by our partners, and financial performance of our partners; our need for additional financing, higher borrowing costs and adverse financial market conditions impacting our funding and liquidity, and any reduction in our credit ratings; our ability to securitize our loans, occurrence of an early amortization of our securitization facilities, loss of the right to service or subservice our securitized loans, and lower payment rates on our securitized loans; our reliance on dividends, distributions and other payments from Synchrony Bank; our ability to grow our deposits in the future; changes in market interest rates and the impact of any margin compression; effectiveness of our risk management processes and procedures, reliance on models which may be inaccurate or misinterpreted, our ability to manage our credit risk, the sufficiency of our allowance for loan losses and the accuracy of the assumptions or estimates used in preparing our financial statements; our ability to offset increases in our costs in retailer share arrangements; competition in the consumer finance industry; our concentration in the U.S. consumer credit market; our ability to successfully develop and commercialize new or enhanced products and services; our ability to realize the value of strategic investments; reductions in interchange fees; fraudulent activity; cyber-attacks or other security breaches; failure of third parties to provide various services that are important to our operations; disruptions in the operations of our computer systems and data centers; international risks and compliance and regulatory risks and costs associated with international operations; catastrophic events; alleged infringement of intellectual property rights of others and our ability to protect our intellectual property; litigation and regulatory actions; damage to our reputation; our ability to attract, retain and motivate key officers and employees; tax legislation initiatives or challenges to our tax positions and state sales tax rules and regulations; significant and extensive regulation, supervision, examination and enforcement of our business by governmental authorities, the impact of the Dodd-Frank Act and the impact of the CFPB’s regulation of our business; changes to our methods of offering our CareCredit products; impact of capital adequacy rules; restrictions that limit our ability to pay dividends and repurchase our capital stock and that limit Synchrony Bank’s ability to pay dividends; regulations relating to privacy, information security and data protection as well as anti-money laundering and anti-terrorism financing laws; use of third-party vendors and ongoing third-party business relationships; effect of General Electric Capital Corporation (GECC) being subject to regulation by the Federal Reserve Board both as a savings and loan holding company and as a systemically important financial institution; GE not completing the separation from us as planned or at all, GE’s inability to obtain savings and loan holding company deregistration (GE SLHC Deregistration) and GE continuing to have significant control over us; completion by the Federal Reserve Board of a review (with satisfactory results) of our preparedness to operate on a standalone basis, independently of GE, and Federal Reserve Board approval required for us to continue to be a savings and loan holding company, including the timing of the approval and the imposition of any significant additional capital or liquidity requirements; our need to establish and significantly expand many aspects of our operations and infrastructure; delays in receiving or failure to receive Federal Reserve Board agreement required for us to be treated as a financial holding company after the GE SLHC Deregistration; loss of association with GE’s strong brand and reputation; limited right to use the GE brand name and logo and need to establish a new brand; GE has significant control over us; terms of our arrangements with GE may be more favorable than we will be able to obtain from unaffiliated third parties; obligations associated with being a public company; our incremental cost of operating as a standalone public company could be substantially more than anticipated; GE could engage in businesses that compete with us, and conflicts of interest may arise between us and GE; and failure caused by us of GE’s distribution of our common stock to its stockholders in exchange for its common stock to qualify for tax-free treatment, which may result in significant tax liabilities to GE for which we may be required to indemnify GE.
For the reasons described above, we caution you against relying on any forward-looking statements, which should also be read in conjunction with the other cautionary statements that are included elsewhere in this news release and in our public filings, including under the heading “Risk Factors” in the Registration Statement on Form S-1, as amended and filed on July 18, 2014 (File No. 333-194528). You should not consider any list of such factors to be an exhaustive statement of all of the risks, uncertainties, or potentially inaccurate assumptions that could cause our current expectations or beliefs to change. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update or revise any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events, except as otherwise may be required by law.
Non-GAAP Measures
The information provided herein includes measures we refer to as “platform revenue”, “platform revenue excluding retailer share arrangements” and “tangible common equity” and certain capital ratios, which are not prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). For a reconciliation of these non-GAAP measures to the most directly comparable GAAP measures, please see the detailed financial tables and information that follow. For a statement regarding the usefulness of these measures to investors, please see the Company’s Current Report on Form 8-K filed with the SEC today.